Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Joint Proxy Statement of Apple Hospitality REIT, Inc. and Apple REIT Ten, Inc. that is made part of Amendment No. 2 to the Registration Statement (Form S-4 No. 333-211564) and related Prospectus of Apple Hospitality REIT, Inc. for the registration of 48,741,096 common shares and to the incorporation by reference therein of our reports dated February 25, 2016, with respect to the consolidated financial statements and schedule of Apple Hospitality REIT Inc., and the effectiveness of internal control over financial reporting of Apple Hospitality REIT, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Richmond, VA
July 13 , 2016